                                                                     EXHIBIT 4.4

                          SECURITIES PURCHASE AGREEMENT


         This SECURITIES PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 30th day of April, 1998, between Packaged Ice, Inc., a Texas corporation (the "COMPANY"), and the investors set forth on Schedule I hereto (each an "INVESTOR" and collectively the "INVESTORS").


                              W I T N E S S E T H:

         WHEREAS to obtain additional equity financing, the Company desires to issue and sell to the Investors 400,000 shares of its 13% Exchangeable Preferred Stock, Series A, par value $.01 per share ("13% PREFERRED STOCK"), and warrants to purchase 975,752 shares of common stock, par value $.01 per share ("COMMON STOCK") at an exercise price of $.01 per share (the "WARRANTS"), and the Investors desire to purchase such 13% Preferred Stock and Warrants at the price and on the terms and subject to the conditions as set forth in this Agreement;

         NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:


                                    ARTICLE 1
                         PURCHASE AND SALE OF SECURITIES

                  1.1 Issuance and Sale of Securities. At the Closing (as defined below), subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Company agrees to issue and sell to the Investors, and the Investors agree, severally and not jointly, to purchase from the Company, 400,000 shares of the 13% Preferred Stock and the Warrants for an aggregate purchase price of $40,000,000. The 13% Preferred Stock and the Warrants are sometimes collectively hereinafter referred to as the "SECURITIES." The respective amounts of the Securities to be so purchased by the several Investors are set forth opposite their names in
Schedule I hereto and the obligation to purchase such agreement shall be several.

                  1.2 Delivery and Payment. At the Closing, the Company will execute and deliver to the Investors certificates evidencing 400,000 shares of the 13% Preferred Stock pur chased hereunder and Warrants in the form of Exhibit A attached hereto, against payment, in immediately available funds, by the Investors to the Company of $40,000,000 (the "Purchase Price").

                  1.3 Closing. The consummation of the issuance, sale and purchase of the Securities shall be effected on April 30, 1998 (the "CLOSING DATE") at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 300 Convent, 1500 NationsBank Plaza, San Antonio, Texas commencing at 10:00 a.m. (the "CLOSING"), respectively, or at such other time or place as the Company and the Investor shall mutually agree.

                  1.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the 13% Preferred Stock and Warrants for all purposes (including, but not limited to, financial accounting and tax purposes) in accordance with the allocation schedule set forth on Appendix A hereto.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Investors as follows:

                  2.1 Organization and Standing of the Company. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to issue the Securities and to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company and each of its subsidiaries is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is required. The copies of the Articles of Incorporation and Bylaws, each as amended and restated as of the date hereof, of the Company and each of its subsidiaries delivered to the Investors prior to the execution of this Agreement are true and complete copies of the duly and legally adopted Articles of Incorporation and Bylaws, each as amended and restated as of the date hereof, of the Company and its subsidiaries in effect as of the date of this Agreement.

                  2.2 Capitalization of the Company. (a) The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.01 per share (the "COMMON STOCK"), of which 5,044,310 shares are issued and outstanding and of which 298,231 shares are held as treasury stock, and 5,000,000 shares of preferred stock, par value $.01 per share. The Company's Board of Directors (the "BOARD OF DIRECTORS") has authorized the designation of 2,750,100 shares of preferred stock as follows: 450,000 shares as the Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), of which all of the authorized shares are issued and outstanding; 200,000 shares as the Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK"), of which 124,831 shares are issued and outstanding; 500,000 shares as the 10% Exchangeable Preferred Stock (the 10% PREFERRED STOCK"), of which 250,000 shares are issued and outstanding; 100 shares as the Series C Preferred Stock ("SERIES C PREFERRED STOCK"), of which 100 shares are issued and outstanding; and 800,000 shares as the 13% Preferred Stock, of which 400,000 shares will be issued and outstanding upon the Closing; and 800,000 shares as the 13% Exchangeable Preferred Stock Series B (the 13% SERIES B PREFERRED STOCK") which will be reserved for issues as Exchange Securities (as defined in the




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Exchange Offer Registration Rights Agreement). Except as set forth on Section
2.2 of the Disclosure Schedule, attached hereto and incorporated herein by reference (the "DISCLOSURE SCHEDULE"), at the Closing there will be no other warrants, options, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire capital stock of the Company or its subsidiaries, or notes, securities or other instruments convertible into or ex changeable for capital stock of the Company, nor any commitments, agreements or understandings by or with the Company with respect to the issuance thereof, nor any obligation to repurchase or redeem any capital stock of the Company. Except as set forth on Section 2.2 of the Disclosure Schedule, no shareholders of the Company have any right to require the registration of any securities of the Company or to participate in any such registration. All outstanding securities of the Company have been issued in compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and from the registration and qualification requirements of all applicable state securities laws.

         (b) Upon issuance, the 13% Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank senior to (i) all classes of common stock of the Company and (ii) each other class of capital stock or series of Preferred Stock of the Company now existing, including Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the 10% Preferred Stock.

                  2.3 Duly Issued. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and non-assessable. Upon issuance and delivery to the Investors of the 13% Preferred Stock against payment of the purchase price therefor pursuant to this Agreement, such shares will be validly issued, fully paid and non-assessable, and free and clear of all claims, liens, pledges, options, charges, security interests, mortgages, deeds of trust, encumbrances or rights of any third party of any nature whatsoever. The issuance and sale of the 13% Preferred Stock, the Warrants and the Common Stock to be issued from exercise of the Warrants pursuant hereto will not give rise to any preemptive rights or rights of first refusal which have not been duly waived by the holders thereof and will not violate any laws to which the Company or any of its assets are subject. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock issuable upon exercise of the Warrants and such shares of Common Stock, when issued upon exercise, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

                  2.4 Authorization. This Agreement, the Warrants in the form attached hereto as Exhibit A, the Exchange Offer Registration Rights Agreement dated as of the date hereof between the Company and the Investors (the "EXCHANGE OFFER REGISTRATION RIGHTS AGREEMENT") in the form attached hereto as Exhibit B, the Registration Rights Agreement dated as of the date hereof between the Company and the Investors in the form attached hereto as Exhibit C (the "REGISTRATION RIGHTS AGREEMENT" and together with the Exchange Officer



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Registration Rights Agreement, the "REGISTRATION RIGHTS AGREEMENTS"), the
Preferred Stock Series Designation Certificate of Resolution of the Company, providing for the issuance of the 13% Preferred Stock (the "CERTIFICATE OF RESOLUTION") in the form attached hereto as Exhibit D, and each other agreement required to be entered into by the Company pursuant to the terms and conditions hereof, when executed and delivered by the Company, will have been duly authorized, executed and delivered by and on behalf of the Company, and will constitute the valid and binding agreements of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                  2.5 Subsidiaries. Except as set forth on Section 2.5 of the Disclosure Schedule, the Company has no subsidiaries and does not, directly or indirectly, own any interest in any corporation, partnership, firm or other business entity. The Company is not a participant in any joint venture, partnership or similar agreement. Section 2.5 of the Disclosure Schedule accurately sets forth the name of each corporation, partnership, firm or other business entity in which the Company has an interest, the state of organization, and the percentage ownership by the Company.

                  2.6 Financial Position; Absence of Undisclosed Liabilities.

                           (a) The Company has furnished to the Investors the financial statements described in Section 2.6 of the Disclosure Schedule (collectively referred to herein as the "FINANCIAL STATEMENTS"). The Financial Statements present fairly the financial position of the Company and its subsidiaries as of such dates, respectively, all in conformity with generally accepted accounting principles, consistently applied, following in the case of the unaudited interim financial statements the Company's normal internal accounting practices and year end adjustments. Except as set forth in the Financial Statements or in Section 2.6(a) of the Disclosure Schedule, neither the Company nor its subsidiaries have any Liabilities, except for Liabilities which have arisen after February 28, 1998 in the ordinary course of business, consistent with past practices and none of which individually or in the aggregate have a material adverse effect on the Company. "LIABILITIES" shall include, without limitation, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to come due.

                           (b) Except as set forth on Section 2.6(b) of the Disclosure Schedule, since February 28, 1998, no event or condition has occurred, and no event or condition is to the knowledge of the Company's executive officers threatened which has had a materially adverse effect, or could reasonably be expected to have a materially adverse effect, on the Company's or any subsidiary's properties, assets, or financial position.





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




                  2.7 Tax Returns. Each of the Company and its subsidiaries has timely filed all Tax Returns (as defined below), required by law and has paid all Taxes required to be paid, together with any penalties and interest except where the failure to pay would not individually or in the aggregate have a materially adverse effect on the Company. The Tax Returns are true and correct in all material respects. There is no pending dispute with any taxing authority relating to any of the Company's or its subsidiaries' Tax Returns except as set forth in Section 2.7 of the Disclosure Schedule. There is no tax audit of any Tax Return of the Company or any subsidiaries pending or currently in process. The Company and its subsidiaries have paid all Taxes and assessments determined to be owing as a result of any prior audit. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "CODE"), to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made other elections that would have a material adverse effect on the business, properties, prospects or financial condition of the Company or its subsidiaries. The Company and its subsidiaries have withheld or collected from each payment made to each employee, the amount of substantially all Taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving offices or authorized depositories. For purposes of this Agreement, (i) the term "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, liabilities, additional amounts, penalties and additions to tax and (ii) the term "TAX RETURN" shall mean any report, return, information return or other document (including related or supporting information) filed or required to be filed by the Company or its subsidiaries with any governmental or regulatory authority or other authority in connection with the determination, assessment or collection of any Taxes (whether or not such Taxes are imposed on the Company or its subsidiaries) or the administration of any law, regulation or administrative requirements relating to any Taxes, except where the failure to file would not individually or in the aggregate have a materially adverse effect on the Company.

                  2.8 Title to Properties. Except as set forth on Section 2.8 of the Disclosure Schedule, each of the Company and its subsidiaries has good and marketable title to, and the exclusive use of, all of its tangible properties and assets, free and clear of all mortgages, liens, claims and encumbrances except liens that do not materially affect the operation of the business of the Company.

                  2.9 ERISA.

                           (a) The Company and each subsidiary have complied in all material respects with the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), and, where applicable, the Code, regarding each Plan.




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                           (b) Each Plan is, and has been, maintained in
         substantial compliance with ERISA and, where applicable, the Code. With respect to each Plan that is intended to meet the requirements of
         Section 401(a) of the Code, the Company has applied for and received a currently effective determination letter from the Internal Revenue Service stating that the Plan has met such requirements. "PLAN" shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Company or any subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years, sponsored, maintained or contributed to, by the Company or any subsidiary or an ERISA Affiliate.

                           (c) No act, omission or transaction has occurred that could result in imposition on the Company or any subsidiary (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

                           (d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability under Title IV of ERISA has been or is expected by the Company, any subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred. "ERISA EVENT" shall mean (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Company, any subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under
         Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with the Company or any subsidiary would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b),
         (c), (m) or (o) of section 414 of the Code.

                           (e) Full payment when due has been made of all amounts that the Company or any subsidiary is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

                           (f) The actuarial present value of the benefit liabilities under each Plan that is subject to Title IV of ERISA does not, as of the end of the Company's most




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         recently ended fiscal year, exceed the current value of the assets
         (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

                           (g) None of the Company, any subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability. Furthermore, with respect to each such employee welfare benefit plan, (i) the plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code, (ii) no act, omission or transaction has occurred that could result in imposition on the Company, any subsidiary or any ERISA Affiliate (whether directly or indirectly) of (a) either a civil penalty assessed pursuant to Section 502(c), (i) or, (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (b) breach of fiduciary duty liability damages under Section 409 of ERISA and (iii) full payment when due has been made of all amounts that the Company, any subsidiary or any ERISA Affiliate is required under the terms of each such plan or applicable law to have paid as contributions to the plan.

                           (h) None of the Company, any subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years sponsored, maintained or contributed to, any Multiemployer Plan. "MULTIEMPLOYER PLAN" shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

                           (i) None of the Company, any subsidiary or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

                  2.10 No Default or Conflict. Neither the Company nor its subsidiaries is in breach or default of any term or provision of their respective Articles of Incorporation or bylaws, or any material term or provision of any mortgage, indenture, instrument, lease, contract, commitment or other agreement to which the Company or any of its subsidiaries is a party or by which it is bound, or of any provision of any governmental statute, rule or regulation applicable to or binding upon the Company or any of its subsidiaries, except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect on the Company. Neither the execution and delivery of this Agreement and the other agreements required to be executed and delivered pursuant to the terms and conditions of this Agreement nor the consummation of the transactions contemplated thereby will (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (i) the Articles of Incorporation or bylaws of the Company or any of its subsidiaries, (ii) any agreement or instrument to which the Company or any of its subsidiaries is now a party or by which any of





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them is bound, or (iii) any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding on the Company or any of its subsidiaries or (b) result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company or any of its subsidiaries. Except as contemplated by Sections 5.8 and 5.10 hereof, neither the issuance and sale of the Securities, the execution, delivery and performance by the Company of this Agreement, the Warrants, the Registration Rights Agreements or the Certificate of Resolution, nor the consummation by the Company of the transactions contemplated hereby or thereby requires any consent, approval, authorization or other order of or registration or filing with, any court, regulatory body, administrative agency or other governmental body, agency or official, or any other third party.

                  2.11 Litigation. Except as set forth in Section 2.11 of the Disclosure Schedule, there is no litigation or other legal, administrative or governmental proceeding pending or, to the knowledge of the officers of the Company, threatened against or relating to the Company, its subsidiaries, or their respective properties or business, that if determined adversely to the Company or its subsidiaries may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of the Company.

                  2.12 Court Orders, Decrees, Etc. Except as set forth in
Section 2.12 of the Disclosure Schedule, there is no outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or adversely affecting the Company, its subsidiaries, or their respective properties or business.

                  2.13 Franchises, Permits, and Consents. Each of the Company and its subsidiaries possesses all material governmental franchises, licenses, permits, consents, authorizations, exemptions and orders, required by the Company and its subsidiaries to carry on their businesses as now being conducted. All material registrations, designations and filings with all governmental authorities required in the conduct of the businesses of the Company or its subsidiaries or in connection with the consummation of the transactions contemplated by this Agreement have been made or obtained.

                  2.14 Insurance. The Company and its subsidiaries have been and are insured by financially sound and reputable insurers unaffiliated with the Company in such amounts and against such risks as are sufficient for compliance with law and as are adequate in the judgment of the Company to protect the properties and businesses of the Company.

                  2.15 Securities Law Compliance. The offer, issuance and sale of the Securities to be issued hereunder has been made in material compliance with all applicable federal and state securities laws. Neither the Company nor anyone acting on its behalf has offered any of the Securities (or similar securities) for sale to, or solicited offers to buy any of the Securities (or similar securities) from, any prospective purchaser, so as to make the issuance and sale of the Securities hereunder subject to the registration requirements of the Securities Act or applicable state securities laws.



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                  2.16 Finders' Fees. The Company has incurred no liability for commissions or other fees to any finder or broker in connection with the transactions contemplated by this Agreement.

                  2.17 Intellectual Property. Except as set forth on Section
2.17 of the Disclosure Schedule, to the actual knowledge of the Company's officers:

                           (a) Other than as set forth on Schedule 2.17(a), the Company and its subsidiaries own or have the right to use pursuant to license, sublicense, public domain, agreement, or permission, without payment (except where such payment is not material) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, together with all reissuances, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith,
         (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all other proprietary rights, and
         (vii) all copies and tangible embodiments thereof (in whatever form or radius) (collectively, "INTELLECTUAL PROPERTY"), currently being used or reasonably anticipated to be used in the operation of the Company's business, including, without limitation, such Intellectual Property relating to the Packaged Ice System, and such rights will not cease to be valid rights of the Company, without payment, by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                           (b) None of the Company and its subsidiaries has knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Company's officers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that any of the Company and its subsidiaries must license or refrain from using any Intellectual Property rights of any third party. To the knowledge of any of the officers of the Company and its subsidiaries, no third party has interfered with, infringed upon, or misappropriated in any material respect any Intellectual Property rights of any of the Company or its subsidiaries.

                           (c) To the knowledge of any of the officers of the Company and its subsidiaries, none of the Company or its employees, independent contractors or agents has engaged in any conduct or omitted to perform any act, the result of which could






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


         invalidate or adversely affect the validity or enforceability of any of the Intellectual Property.

                           (d) Schedule 2.17(d) identifies all United States and foreign patents, trademarks, service marks, trade names and copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by the Company or any of its subsidiaries on the Closing Date after giving effect to the Acquisition Transaction, and identifies the jurisdictions in which such registrations and applications have been filed. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 2.17(d) is in full force and effect except to the extent the failure to be in effect will not and could not reasonably be expected to have a material adverse effect.

                  2.18 Environment, Health, and Safety. (a) The Company and its subsidiaries are in compliance in all material respects with all Environmental Laws (as defined below) and no civil, criminal or administrative action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice is pending against any of them alleging any failure to so comply. Without limiting the generality of the preceding sentence, each of the Company and its subsidiaries has obtained and been in material compliance with all of the terms and conditions of all material permits, licenses, and other authorizations that are required under, and has complied, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental Laws.

         (b) No real property or facility now or previously owned, used, operated, leased, managed or controlled by the Company or its subsidiaries or any predecessor in interest is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state or local list established pursuant to any environmental law, and neither the Company nor any of its subsidiaries has received any notification of potential or actual liability or request for information under CERCLA or any comparable state or local Environmental Law.

         (c) Except as disclosed in Section 2.18(c) of the Disclosure Schedule, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, on site or off site) of any Hazardous Materials by the Company or its subsidiaries or any predecessor in interest at, on, under, from or into any facility or real property owned, operated, leased, managed or controlled by the Company other than releases which have not had a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company.

          (d) For the purpose of this Agreement, "Environmental Laws" means the common






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law and all Federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection or human health or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product or other wastes, chemicals or substances regulated by any Environmental Law (collectively referred to as "Hazardous Materials"), into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and
(iii) underground storage tanks, and related piping, and emissions, discharges, releases or threatened release of Hazardous Materials therefrom.

                  2.19 Product Liability. Neither the Company nor its subsidiaries has any liability (and to the actual knowledge of the Company's officers there is no factual basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Company and its subsidiaries.

                  2.20 Conflicts of Interest. Except as disclosed in Section
2.20 of the Disclosure Schedule, no officer, director or shareholder of the Company or its subsidiaries or any affiliate of any such person has any direct or indirect interest (a) in any entity that does business with the Company or its subsidiaries or (b) in any property, asset or right that is used by the Company or any subsidiary in the conduct of business, or (c) in any contractual relationship with the Company or any of its subsidiaries other than as an employee.

                  2.21 Company Equipment. The Company's ice bagging equipment manufactured by Lancer Corporation has received approval by the National Sanitation Foundation. The ice making equipment manufactured by Hoshizaki America, Inc. has received approval by the National Sanitation Foundation.

                  2.22 Disclosure. The Company has not knowingly withheld from the Investors any material facts relating to the assets, business, operations, financial condition or prospects of the Company or its subsidiaries. The representations and warranties contained in this Agreement and all other agreements being entered into in connection with this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

                  2.23 SEC Documents. The Company has provided to the Investors its Registration Statement on Form S-4 (Registration No. 333-29357) (the "Registration Statement"), which Registration Statement has been declared effective by the U.S. Securities and Exchange Commission (the "COMMISSION"), its Annual Report on Form 10-K for the year ended

December 31, 1997 ("1997 FORM 10-K", and together with the Registration Statement, the "SEC DOCUMENTS") and its Offering Circular dated April 23, 1998, relating to the issuance of $100,000,000 9 3/4% Senior Notes due 2005 (the "OFFERING CIRCULAR"). As of the date of filing as to the Registration Statement and as of the date hereof as to the 1997 Form 10-K and the Offering Circular, and as supplemented by the Disclosure Schedule, the SEC Documents and the Offering Circular do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents and the Offering Circular have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information for normal year-end adjustments). The Company has included in the SEC Documents all material agreements, contracts and other documents that it reasonably believes are required to be filed as exhibits to the SEC Documents. As of the date hereof, and as supplemented by the Disclosure Schedule, to the Company's knowledge, the Company and its subsidiaries have in all material respects substantially performed all obligations required to be performed by them and are not in default in any material respect under any of such agreements, contracts or other documents to which any of them is a party or by which any of them is otherwise bound. As of the date hereof, and as supplemented by the Disclosure Schedule, to the Company's knowledge, all instruments referred to above are in effect and enforceable according to their respective terms, and there is not under any of such instruments any existing material default or event of default or event that with notice or lapse of time or both, would constitute an event of default thereunder. As of the date hereof, and as supplemented by the Disclosure Schedule, to the Company's knowledge, all parties having material contractual arrangements with the Company or any of its subsidiaries are in substantial compliance therewith and none are in material default in any respect thereunder.

                  2.24 Labor Relations. There is no strike or other labor dispute involving the Company or any of its subsidiaries pending or threatened which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company.

                  2.25 Margin Regulations; Use of Proceeds. No part of the proceeds from the sale of the Securities hereunder will be used, directly or indirectly, for the purpose of buying or carrying out any Amargin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 24) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). The assets of the Company do not include any margin stock, and the Company does not have any present intention of acquiring any margin stock.

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

                  Each Investor severally represents and warrants to the Company, as follows:

                  3.1 Authorization. This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding agreement of the Investor enforceable in accordance with its terms, and each other agreement required to be entered into by the Investor pursuant to the terms and conditions hereof, when executed and delivered by the Investor will constitute the valid and binding agreement of the Investor enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' right generally. The Investor has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

                  3.2 Securities Not Registered. The Investor is acquiring the Securities for investment purposes only, for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws. The Investor has been advised that the Securities being purchased and issued hereunder have not been registered under the Securities Act or applicable state securities laws and that such shares must be held indefinitely unless the offer and sale thereof are subsequently registered under the Securities Act or an exemption from such registration is available. The Investor acknowledges and agrees that the certificates evidencing the Securities will bear a restrictive legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND THEY MAY NOT BE OFFERED FOR SALE OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR AN OPINION OF COUNSEL REASON ABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED

and that such instruments will bear such restrictive or other legends as are required by applicable state laws.

                  3.3 Access to Information. The Company has made available to the Investor the opportunity to ask questions of and to receive answers from the Company's officers, directors and other authorized representatives concerning the Company and its business and prospects.

                  3.4 Investment Experience. The Investor (i) has such knowledge, skill and experience in financial, business and investment matters relating to an investment of this type, that it is capable of evaluating the merits and risks of the purchase of the Securities, (ii) is a qualified institutional buyer as defined in Rule 144A of the Securities Act or an "accredited investor" as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, and (iii) has the ability to bear the risk of losing its entire investment in the Securities.

                  3.5 Finder's Fees. The Investor has incurred no liability for commissions or other fees to any finder or broker in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 4
                            COVENANTS OF THE COMPANY

                  The Company covenants and agrees that, unless a written waiver from a majority in interest of the holders of the 13% Preferred Stock and 13% Series B Preferred Stock, taken together, in accordance with the provisions of
Section 9.2 of this Agreement is first obtained, from and after the Closing Date, and so long as any shares of the 13% Preferred Stock, any Notes (as defined in the Exchange Offer Registration Rights Agreement) or any Exchange Securities (as defined in the Exchange Offer Registration Rights Agreement) are outstanding, the Company will fully comply with each of the covenants set forth in Sections 4.1 through 4.12 of this Article 4:

                  4.1 Books of Account. The Company will, and will cause each of its subsidiaries to, keep books of record and account in which full, true and correct entries are made of all of its and their respective dealings, business and affairs, in accordance with generally accepted accounting principles. The Company will employ certified public accountants selected by the Board of Directors who are "independent" within the meaning of the accounting regulations of the Commission and who are one of the so-called "Big Six" accounting firms, and have annual audits made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company and its subsidiaries as will satisfy the requirements of the Commission in effect at such time with respect to certificates and opinions of accountants.

                  4.2 Furnishing of Financial Statements and Information. The Company will deliver to the Investors:

                           (a) at the request of an Investor, as soon as practicable but in any event within 30 days after such request is made, unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of such month, together with the related consolidated statements of operations and cash flow for such month, setting forth the budgeted figures of such month prepared and submitted in connection with the Company's annual plan as required under Section
         4.3 hereof, all in reasonable detail in a form consistent with prior periods and certified by an authorized accounting officer of the Company, subject to year-end adjustments;

                           (b) as soon as practicable, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by the Company's independent public accountants, which accountants shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements;

                           (c) promptly after the submission thereof to the Company, copies of all reports and recommendations submitted by independent public accountants in connection with any annual or interim audit of the accounts of the Company or any of its subsidiaries made by such accountants;

                           (d) promptly after transmission thereof, copies of all reports, proxy statements, registration statements and notifications filed by it with the Commission pursuant to any act administered by the Commission or furnished to shareholders of the Company or to any national securities exchange;

                           (e) with reasonable promptness, such other financial data relating to the business, affairs and financial condition of the Company and any subsidiaries as is available to the Company and as from time to time an Investor may reasonably request;

                           (f) promptly following the issuance of any additional shares of Common Stock or any securities convertible into Common Stock, or any options, warrants or other rights to purchase additional shares of Common Stock or convertible securities, written notice of the amount of securities so issued and the total consideration received therefor; and

                           (g) within 10 days after the Company learns in writing of the commencement or threatened commencement of any material suit, legal or equitable, or of any material administrative, arbitration or other proceeding against the Company, any of its subsidiaries or their respective businesses, assets or properties, written notice of the nature and extent of such suit or proceeding.

                  4.3 Preparation and Approval of Budgets. At least one month prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit to the Board of Directors, for its review and approval, an annual plan for such year; that shall include monthly capital and operating expense budgets, cash flow statements and profit and loss projections itemized in such detail as the Board of Directors may reasonably request. Each annual plan shall be modified as often as necessary in the judgment of the Board of Directors to reflect changes required as a result of operating results and the other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan and copies of each such modification shall be submitted to the Board of Directors. The Company will, simultaneously with the submission thereof to the Board of Directors, deliver a copy of each such annual plan and modification thereof to the Investors.

                  4.4 Inspection. At Investor's expense, the Company will permit the Investors, or any designees thereof, to visit and inspect the properties of the Company or any of its subsidiaries, including the financial books and records thereof, and the right to take extracts therefrom, and discuss the affairs, finances and accounts thereof with the appropriate officers, all at reasonable times upon reasonable notice, and as often as reasonably may be requested.

                  4.5 Voting Rights. (a) Upon the accumulation of accrued and unpaid cash dividends on the outstanding 13% Preferred Stock after May 1, 2003, in an amount equal to four full quarterly dividends (whether or not consecutive), the number of members of the Board of Directors will be immediately and automatically increased by one unless there is a vacancy on the Board of Directors, and the holders of a majority of the outstanding shares of 13% Preferred Stock, voting as a separate class, will be entitled to elect one member to the Board of Directors of the Company.

                           (b)  Upon each accumulation of accrued and unpaid
cash dividends in an amount equal to two full quarterly dividends (whether or not consecutive) that occurs after the accumulation of accrued and unpaid cash dividends contemplated in subparagraph (a) hereof, the holders of a majority of the outstanding shares of 13% Preferred Stock, voting as a separate class, will be entitled to elect an additional member to the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased as appropriate.

                  4.6 Directors' and Shareholders' Meetings. Pursuant to the terms of the 13% Preferred Stock and Section 4.5 hereof, the Investors shall in certain circumstances have the right to elect one or more directors of the Company. In the event that the Investors have elected a director:

                           (a) The Company shall reimburse the Investors for the reasonable out-of-pocket expenses incurred by them or directors elected by them in connection with the attending of meetings by such directors or carrying out any other duties by such director designees that may be specified by the Board of Directors; shall pay such director designees the same director's fees paid to the other non-employee directors of the Company; shall maintain as part of its Articles of Incorporation or bylaws a provision for the indemnification of its directors to the full extent permitted by law, and enter into indemnity agreements reasonably satisfactory to the Investors.

                           (b) In addition, the Company shall notify the Investors' board designees of all regular meetings and special meetings of the Board of Directors of the Company at least two business days in advance of such meetings.

                           (c) The Company agrees, as a general practice, to hold a meeting of its Board of Directors at least once every three months, and during each year to hold its annual meeting of shareholders within 30 days of delivery of the audited financial statements.

                  4.7 Use of Proceeds. The Company will use the proceeds of the investment made by the Investors to complete the acquisition of Reddy Ice Corporation, a wholly owned subsidiary of Suiza Foods Corporation (the "Target"), and to pay the costs and expenses related to such acquisition.

                  4.8 Change of Control, Etc. Upon any event, including but not limited to the occurrence of a Change of Control or Asset Sale (each as defined in Section 1.01 of the Indenture (as defined in the Certificate of Resolution)), requiring the making of an offer to repurchase the 9 3/4% Senior Notes due 2005 of the Company (the "SENIOR NOTES"), then the provisions governing such event, including but not limited to the Change in Control Offer (set forth in Section
4.16 of the Indenture) and the Asset Proceeds Offer (set forth in Section 4.17 of the Indenture), shall apply to the 13% Preferred Stock and the Company shall make an offer to repurchase the outstanding shares of 13% Preferred Stock at an offer price equal to 101% of the aggregate liquidation preference thereof plus accrued and unpaid dividends thereon to the date of purchase, and within the time periods and on the other terms and conditions provided for in the Indenture and such an event shall constitute an Increased Dividend Triggering Event notwithstanding the provisos set forth in the next two sentences. Provided, that all of the Company's repurchase obligations under the Indenture and the New Credit Facility (as defined in the Certificate of Resolution) must be satisfied prior to the Company making such an offer to repurchase. Provided, further, in the event of an Asset Sale, the Company's repurchase obligations hereunder will be subject to all restrictions contained in the Indenture and the New Credit Facility, and amounts used for such repurchase obligations will be limited to the Net Cash Proceeds (as defined in Section 1.01 of the Indenture) remaining after satisfying all repurchase obligations under the Indenture and the New Credit Facility. In the event of any amendment, modification, supplement or termination of the Indenture, notwithstanding such amendment, modification, supplement or termination, this Section 4.8 shall continue to apply as an obligation of the Company as if the Indenture had not been amended, modified, supplemented or terminated.

                  4.9 Other Restrictions. Except as contemplated by the Certificate of Resolution or as disclosed in Section 4.9 of the Disclosure Schedule, without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, neither the Company nor its subsidiaries will do any of the following:

                           (a) declare or pay any dividend or make any other distribution on any shares of its capital stock other than those payable solely in shares of Common Stock and other than those payable on the 10% Preferred Stock (which may only be payable in cash if all dividends payable on the 13% Preferred Stock have been paid in cash) and 13% Preferred Stock as provided in Section 4.11 hereof, or purchase, redeem or otherwise acquire for any consideration, or set aside a sinking fund or other fund for the redemption or repurchase of any shares of capital stock or any warrants, rights or options to purchase shares of capital stock (except that any subsidiary may pay dividends to the Company);

                           (b) grant to the holders of any securities issued or to be issued by the Company a "demand" right to register such securities under the Securities Act;

                           (c) guarantee, endorse or otherwise be or become contingently liable, or permit any subsidiary to guarantee, endorse or otherwise become contingently liable, in connection with obligations in excess of one million dollars ($1,000,000) in the aggregate, securities or dividends of any person, firm, association or corporation (other than the Company and any 100% owned subsidiary), except that the Company and any subsidiary may endorse negotiable instruments for collection in the ordinary course of business;

                           (d) make or permit any subsidiary to make loans or advances to any person (including without limitation to any officer, director or shareholder of the Company or any officer or director of any subsidiary), firm, association or corporation (other than the Company and any 100% owned subsidiary), except advances to suppliers, customers and employees made in the ordinary course of business;

                           (e) make any material change in the nature of its business as carried on at the date of this Agreement;

                           (f) organize any subsidiary, joint venture, partnership, or acquire a business (by asset purchase, stock purchase, merger or otherwise), or acquire any assets or make any investment (all of the foregoing being hereinafter referred to as an "Investment"), except that:

                                    (i) in the case of an Investment that is in
                  the same line of business as the Company (i.e., the distribution of packaged ice systems and the sale of bags for use in such systems or the traditional methods of manufacturing and distributing ice) or to be used in or in connection with the Company's business as currently conducted, the Company and its subsidiaries may make such Investment to the extent that the total expenditure for such Investment does not exceed $500,000; and

                                    (ii) in the case of any other Investment,
                  the Company and its subsidiaries may make such Investment only to the extent permitted by the

                  Indenture, as such agreements are in effect on the date hereof, without giving effect to any amendment, modification, or supplement thereto after the date hereof;

                           (g) mortgage, pledge, or create a security interest in all or substantially all of the Company's assets as collateral;

                           (h) become a party to a merger, consolidation or reorganization with any other Person as a result of which at least 51% of the voting power of the Company will not be held, directly or indirectly, by persons or entities who held at least 51% of the voting power before such merger, consolidation or reorganization, or sell or otherwise dispose of, or enter into any agreement to sell or otherwise dispose of, all or substantially all of the assets of the Company to any other Person. For purposes hereof, "Person" shall mean any individual, corporation, partnership, venture or proprietorship or other enterprise or entity; and

                           (i) sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION"), unless such Affiliate Transaction is made on terms that are no less favorable to the Company or the relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated person. An "AFFILIATE" of the Company or its subsidiaries shall mean any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or its subsidiaries.

                  4.10 Compliance with the Indenture. The Company will comply with all of the covenants contained in the Indenture, in each case as in effect on the date hereof and without giving effect to any waiver, consent, approval, amendment, modification, supplement or termination thereof.

                  4.11 Additional Preferred Stock Issuances. Except as set forth in the Certificate of Resolution, the Company shall not issue preferred stock that ranks senior to or on a parity with the 13% Preferred Stock as to dividend distributions or distributions upon the liquidation, winding-up or dissolution of the Company, or that matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the redemption of all of the 13% Preferred Stock.

                  4.12 No Reissuance or Further Issuance of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and 10% Preferred Stock. The Company shall not reissue shares of its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or 10% Preferred Stock acquired or redeemed by the Company or issue any authorized shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or 10%

Preferred Stock that have not been issued as of the date hereof; provided, that the Company may issue shares of such preferred stock as necessary to pay dividends in kind on such preferred stock issued and outstanding on the date hereof in accordance with the terms of the respective certificates of resolution providing for the issuance of such preferred stock.

                  4.13 Remedies. If an Event of Default (as defined below) occurs, the Investors shall have the rights, in addition to and not in abrogation of all other legal rights and remedies available to the Investors including but not limited to rights granted under Article 7 of this Agreement, to either (as the Investors may elect) (i) exercise the rights set forth in
Section 4.5 hereof and (ii) unless prohibited by other agreements relating to the issuance or incurrence of debt existing as of the date hereof, to require the Company to repurchase all outstanding shares of the 13% Preferred Stock (or Exchange Notes, if issued) at a repurchase price equal to the aggregate liquidation preference (or principal amount, as the case may be) thereof plus accrued and unpaid dividends (or interest, as the case may be) thereon to the repurchase date. For purposes hereof, an "Event of Default" shall have occurred if (a) any of the events that constitute an Event of Default as defined in the Indenture as in effect on the date hereof (without giving effect to any amendment, modification, supplement or termination thereof) shall have occurred,
(b) if the Company fails to perform or observe any of the covenants set forth in Sections 4.1 through 4.12 hereof (which failure does not otherwise constitute an Event of Default under the foregoing clause (a)), which failure continues for a period of 30 days after the Company receives written notice from the Investors specifying the failure, or (c) the Company fails to perform all the provisions set forth in the Certificate of Resolution and such failure continues for a period of 30 days after the Company receives written notice from the Investors specifying the failure.

                                    ARTICLE 5
                 CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS

                  The obligation of the Investors to purchase and pay for the Securities to be delivered to them hereunder at Closing is subject to the fulfillment by the Company, at or before Closing, or the existence or nonexistence at or before Closing, as the case may be, of the following conditions:

                  5.1 Compliance with Representations and Warranties. The representations and warranties contained in Article 2 hereof shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, and the Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by the Company prior to or at the Closing.

                  5.2 Compliance Certificate. At the Closing, the Company shall have delivered to the Investors a certificate dated as of the Closing Date, signed by the Company's President, certifying that the conditions in this
Article 5 required to be fulfilled prior to such Closing have been fulfilled.

                  5.3 Stock Certificates. At the Closing, the Company shall have delivered to the Investors stock certificates evidencing 400,000 shares of 13% Preferred Stock.

                  5.4 Registration Rights Agreements. On the Closing Date, the Company shall have executed and delivered the Registration Rights Agreements in the forms of Exhibits B and C attached hereto.

                  5.5 Warrants. At the Closing, the Company shall have executed and delivered the Warrants to purchase Common Stock in the form of Exhibit A attached hereto.

                  5.6 Opinion of Counsel. On the Closing Date, the Company shall have delivered to the Investors the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. dated the Closing Date, substantially in the form of Exhibit E attached hereto.

                  5.7 Waivers of Rights of First Refusal. On or before the Closing Date, the rights of first refusal to purchase all or any part of any issue of specified securities, which right could include the Securities, granted by the Company to each of the shareholders set forth in Exhibit F attached hereto, (the "CONSENTING SHAREHOLDERS"), pursuant to Article 8 of each of certain stock purchase agreements between the Company and the Consenting Shareholders shall have been waived by the Consenting Shareholders in accordance with the waiver provisions set forth in the agreements granting such rights of first refusal.

                  5.8 Series A Preferred Stock, Series B Preferred Stock, Series C Stock and 10% Preferred Consents. On or before the Closing Date, the holders of the outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the 10% Preferred Stock set forth on Exhibit F attached hereto, each voting as a separate class, by unanimous written consent or the affirmative vote given in writing or by vote at a meeting, shall have approved the issuance of the 13% Preferred Stock and all of its terms.

                  5.9 Target Acquisition Agreement. The Company, the Target, Suiza Foods Corporation and any other appropriate parties shall have executed a definitive acquisition agreement (the "ACQUISITION AGREEMENT") and other related documentation relating to the acquisition of Target by the Company (the "TARGET ACQUISITION") substantially in the form of the March 26, 1997 draft thereof provided to Investors, and the Company shall not have waived, or materially modified or amended any of the conditions contained in Section 9.1 of the Acquisition Agreement.

                  5.10 Consummation of Target Acquisition. The consummation of the Target Acquisition shall occur concurrently with the Closing.

                  5.11 Senior Notes. The Company shall have issued, or shall issue concurrently with the Closing, in addition to the $145,000,000 aggregate principal amount of Senior Notes issued under the Indenture on January 22, 1998, not less than $100 million of Senior Notes under the Indenture.

                  5.12 Credit Facilities. The Company shall have entered into the New Credit Facility with Antares Leveraged Capital Corp. in a form reasonably satisfactory to Investor.

                  5.14 No Default. No Event of Default shall have occurred or be continuing under the Indenture, and no default shall have occurred or be continuing under any material agreement of the Company of the Company or its subsidiaries to the extent that such default would be expected to have a materially adverse effect on the Company or its subsidiaries.

                  5.15 Parallel Exit Agreement. On the Closing Date, James F. Stuart, A.J. Lewis III, and the Investors shall have entered into the Parallel Exit Agreement in the form attached hereto as Exhibit G.


                                    ARTICLE 6
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

                  The obligation of the Company to issue and sell the Securities to the Investor hereunder at the Closing is subject to the fulfillment by the Investors, at or before the Closing, of the following conditions:

                  6.1 Compliance with Representations and Warranties. The representations and warranties of the Investors contained in Article 3 hereof shall be true on and as of the Closing Date with the same effect as though made on that date.

                  6.2 Performance. The Investors shall have delivered the Purchase Price to the Company, and shall have performed and complied with all of its covenants hereunder through the Closing Date.


                                    ARTICLE 7
                                 INDEMNIFICATION

                  The Company shall, regardless of the validity of the claim asserted, indemnify, defend and hold harmless each Investor and its respective Affiliates, employees, officers, directors, trustees, agents, attorneys, consultants and any other person or entity acting for or at the direction of the Investor (each an "INVESTOR INDEMNIFIED PARTY"), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys' fees) and expenses, including expenses of any investigation, lawsuit or legal or administrative action or proceeding (collectively "LOSSES") incurred by any Investor Indemnified Party, arising out of or in connection with any allegation or allegations which, if proven, could constitute a breach of any representation, warranty, covenant or agreement of the Company in this Agreement or in any other agreement entered into pursuant to the terms and conditions of this Agreement. The Company agrees promptly to reimburse any Investor Indemnified Party for all such Losses as they are reasonably incurred and disclosed to the Company in writing by such Investor Indemnified Party within ten (10) days of receipt of written notice. The obligations of the Company to each Investor Indemnified Party hereunder shall be separate obligations, and the liability of the Company to any other Investor Indemnified Party hereunder shall not be extinguished solely because any other Investor Indemnified Party is not entitled to indemnity hereunder.

                  Each Investor shall, regardless of the validity of the claim asserted, indemnify, defend and hold harmless the Company and its Affiliates, employees, officers, directors, trustees, agents, attorneys, consultants and any other person or entity acting for or at the direction of the Company (each a "COMPANY INDEMNIFIED PARTY"), to the fullest extent lawful, from and against any and all Losses incurred by any Company Indemnified Party, arising out of or in connection with any allegation or allegations which, if proven, could constitute a breach of any representation, warranty, covenant or agreement of such Investor in this Agreement or in any other agreement entered into pursuant to the terms and conditions of this Agreement. The indemnifying Investor agrees promptly to reimburse any Company Indemnified Party for all such Losses as they are reasonably incurred and disclosed to the Company in writing by such Company Indemnified Party within ten (10) days of receipt of written notice. The obligations of the indemnifying Investor to each Company Indemnified Party hereunder shall be separate obligations, and the liability of the indemnifying Investor to any other Company Indemnified Party hereunder shall not be extinguished solely because any other Investor Indemnified Party is not entitled to indemnity hereunder.

                  If any proceeding shall be brought or asserted against any Investor Indemnified Party or Company Indemnified Party (hereinafter sometimes each referred to as an "INDEMNIFIED PARTY") in respect of which indemnity may be sought from an Investor or the Company (hereafter sometimes referred to as an "INDEMNIFYING PARTY") hereunder, such Indemnified Party promptly shall notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with the defense thereof; provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

                  Any such Indemnified Party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed (within a reasonable period of time) to employ counsel reasonably satisfactory to such Indemnified Party in any such action, claim or proceeding; or (3) the named parties to any such action, claim or proceeding (including any impleaded parties other than parties impleaded by an Indemnified Party for the principal purpose of creating a conflict of interest) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised in writing by its counsel that a conflict of interest would exist if counsel employed by the Indemnifying Party represents such Indemnified Party and the Indemnifying Party (and in the case of (1), (2) or (3), if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties. The Indemnifying Party shall have the right to employ separate counsel in, and to participate in the defense of, any action or proceeding with respect to which they have no right to assume the defense, but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. No Indemnified Party will be subject to any liability for any settlement made without its consent. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such action, claim or proceeding. All fees and expenses of the Indemnified Party (including reasonable attorneys' fees and expenses to the extent incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the Indemnified Party, as incurred, upon written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder).

                  If the indemnification provided for herein is unavailable to any Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either the Indemnifying Party or the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  The obligations of the Indemnifying Party hereunder shall survive the payment or prepayment of the 13% Preferred Stock, at maturity, upon redemption or otherwise, any transfer of the Securities by Investor, and any termination of this Agreement.


                                    ARTICLE 8
                     RIGHT TO PURCHASE ADDITIONAL SECURITIES

                  8.1 First Refusal Rights. Subject to the terms and conditions of this Article 8, the Company hereby grants to each Investor (referred to hereinafter in this Article collectively as the "OFFEREES") a right of first refusal to purchase its Pro Rata Share (as defined below) of any issue of New Securities (as defined below) that the Company (or any subsidiary whose capital stock will not be wholly owned, directly or indirectly, by the Company upon completion of any such issuance) may from time to time after the Closing propose to issue.

                  8.2 New Securities. "NEW SECURITIES" shall mean any capital stock, any rights, options or warrants to purchase or subscribe for capital stock, and any securities or other instruments of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock, which are issued for cash; provided, however, that "New Securities" shall not include: (i) securities offered and sold by the Company pursuant to a Public Offering (as hereinafter defined); (ii) shares of the Company's Common Stock (or related options or rights) issued to the Company's employees and directors pursuant to a plan adopted by the Board of Directors; (iii) Common Stock issued by the Company upon the conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Company; and (iv) shares of the Company's capital stock issued in connection with any existing warrant, option or right listed on the Disclosure Schedule, stock split or stock dividend by the Company.

                  8.3 Notice and Allocation Periods. For purposes of this
Section 8.3, each Investor shall be deemed to own the number of shares of Common Stock theretofore issued upon exercise of its respective Warrants plus the number of shares of Common Stock then underlying such Warrants. If the Company or, when applicable, its subsidiary, proposes to undertake a bona fide issuance of New Securities, then it shall give the Offerees written notice of its intention, describing the type of New Securities, the price, the number of shares to be offered, and the general terms upon which such securities are proposed to be offered. Offerees shall be given at least 20 days' prior written notice within which to agree to purchase all or any part of its Pro Rata

Share (as hereinafter defined) of such issuance of New Securities for the price and upon the general terms specified in said notice by giving written notice to the issuer within such period and stating therein the quantity of New Securities to be purchased by it. "PRO RATA SHARE" shall mean, with respect to each Offeree, that portion of the number of shares of New Securities proposed to be issued that equals the proportion that (a) the number of shares of Common Stock held by the Offeree immediately prior to the proposed issuance, plus the number of shares of Common Stock that would then be issuable to the Offeree assuming that all securities of the Company convertible into or exchangeable for Common Stock held by the Offeree had been converted or exchanged, bears to (b) the total number of shares of Common Stock issued and outstanding immediately prior to the proposed issuance, assuming that all securities of the Company convertible into or exchangeable for Common Stock had been converted or exchanged.

                  8.4 Right of Company to Sell New Securities. If the Offerees fail to exercise in full their rights of first refusal within the applicable period set forth above, then the Company or, when applicable, its subsidiary shall have 120 days thereafter to sell the New Securities respecting that the rights set forth herein were not exercised at a price and upon general terms no more favorable to the purchaser thereof than specified in the notice to the Offerees. If such New Securities have not been sold within such 120-day period, then the Company or, when applicable, its subsidiary shall not thereafter issue or sell any New Securities without first offering them to the Offerees in the manner provided above.

                  8.5 Public Offering. Reference to the term "PUBLIC OFFERING" in this Agreement shall mean a bona fide firm commitment underwritten public offering of shares of the Company's Common Stock made through a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, which results in gross proceeds to the Company of not less than $20,000,000.

                  8.6 Termination. This Article 8 shall continue in effect from the date of this Agreement until the Company has completed a Public Offering.


                                    ARTICLE 9
                                  MISCELLANEOUS

                  9.1 Notices. All notices, requests, demands and other communications hereunder, and each other agreement to be entered into pursuant to the terms and conditions of this Agreement, shall be in writing and shall be delivered by hand, overnight courier, facsimile transmission, or by United States Mail, and shall be deemed to have been duly given when actually received, or when mailed, first class postage prepaid, certified mail, return receipt requested, to the addresses set forth below, or to such other address as may be designated hereafter by prior written notice from the recipient to the sender:

             If to the Company:      Packaged Ice, Inc.
                                     Attention: Chief Executive Officer
                                     8572 Katy Freeway, Suite 101
                                     Houston, Texas 77024

             With a copy to:         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                     Attention: Alan Schoenbaum
                                     1500 NationsBank Plaza
                                     300 Convent
                                     San Antonio, Texas 78205
                                     Facsimile: (210) 224-2035

             If to the Investors:    Ares Management, L.P.
                                     Attn:  David Sachs
                                     1999 Avenue of the Stars
                                     Suite 1900
                                     Los Angeles, California 90067
                                     Facsimile: (310) 201-4170

             With a copy to:         Morgan, Lewis & Bockius LLP
                                     Attn:  Peter P. Wallace, Esq.
                                     300 S. Grand Avenue
                                     22nd Floor
                                     Los Angeles, CA  90071
                                     Facsimile: (213) 612-2554

                                     AND

                                     S.V. Capital Partners, L.P.
                                     Attn:  Rod Sands
                                     5121 Broadway
                                     San Antonio, TX  78209

             With a copy to:         Fulbright & Jaworski LLP
                                     Attn:  Daryl L. Lansdale, Jr.
                                     300 Convent Street
                                     Suite 2200
                                     Dallas, TX  78205
                                     Facsimile:  (210) 270-7205

                  9.2 Modification and Waiver.

                           (a) No amendment, modification or waiver to this Agreement shall be made without the written approval of the Company and Investors owning more than an aggregate of 50% of the issued and outstanding 13% Preferred Stock and 13% Series B Preferred Stock. Notwithstanding the foregoing, any amendment to this Agreement that (i) creates any additional affirmative obligations to be complied with by any or all of the holders of 13% Preferred Stock or 13% Series B Preferred Stock, (ii) grants to any one or more holders of 13% Preferred Stock or 13% Series B Preferred Stock any rights more favorable than any rights granted to all other similarly situated holders of 13% Preferred Stock or 13% Preferred Stock, or (iii) otherwise treats any one or more holders of 13% Preferred Stock or 13% Preferred Stock differently than all other similarly situated holders of 13% Preferred Stock or 13% Preferred Stock, must be approved by each Investor so as to be effective against such Investor.

                           (b) Approval, waiver and consent by the Investors hereunder shall be in writing and shall be delivered to the Company in the manner provided for in Section 9.1 herein.

                  9.3 Conflicts. If there shall be any conflict between any provision of this Agreement and any provision of the other agreements required to be entered into pursuant to the terms and conditions of this Agreement, the conflicting provision of such other agreements shall control.

                  9.4 Gender. Whenever herein, and in each other agreement required to be entered into pursuant to the terms and conditions of this Agreement, the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context may require.

                  9.5 Headings. The headings contained in this Agreement, and in each other agreement required to be entered into pursuant to the terms and conditions of this Agreement, are for reference purposes only and shall not in any way affect their meaning or interpretation.

                  9.6 Counterparts. This Agreement, and each other agreement required to be entered into pursuant to the terms and conditions of this Agreement, may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.7 Parties in Interest. This Agreement, and each other agreement required to be entered into pursuant to the terms and conditions of this Agreement, shall, except as may otherwise be specifically provided to the contrary therein, inure to the benefit of and be binding upon each of the parties hereto and thereto, as the case may be, and their respective heirs, executors, legal representatives, successors and assigns.

                  9.8 Survival. All covenants, agreements, representations and warranties made herein, and in each other agreement required to be entered into pursuant to the terms and conditions of this Agreement, or otherwise in writing in connection therewith, shall survive the execution and delivery thereof and the consummation of the transactions contemplated thereby.

                  9.9 Entire Agreement. This Agreement, and each other agreement required to be entered into pursuant to the terms and conditions of this Agreement, embody the entire agreement and understanding between the parties thereto, and supersede all prior agreements and understandings, written and oral, relating to the subject matter thereof, including, without limitation, all letter of intent and summary term sheets heretofore executed or examined by the parties.

                  9.10 Governing Law. THIS AGREEMENT AND EACH OTHER AGREEMENT REQUIRED TO BE ENTERED INTO PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, SHALL, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY PROVIDED TO THE CONTRARY THEREIN, BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  9.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including, without limitation any claim for violation of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in Los Angeles, California and judgment upon the award reentered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable.

                  9.12 Expenses and Attorneys' Fees. The Company shall pay the expenses, including without limitation attorneys' fees, that are incurred by Investors with respect to the negotiation, execution, closing, delivery and performance of this Agreement, and each other agreement required to be entered into pursuant to the terms and conditions of this Agreement.

                  9.13 Language. The language used in this Agreement, and the other agreements required to be entered into pursuant to the terms and conditions of this Agreement, shall be deemed to be language chosen by the parties thereto to express their mutual intent, and no rule of strict construction against any party shall apply to any term or condition thereof.

                  9.14 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                  9.15 Waiver. No waiver by any party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other party from, performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner release the other party from future performance of the same provision, condition or requirement; nor shall any delay or omission by any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                  9.16 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties and shall inure to the benefit of the holders of the 13% Preferred Stock and any successor holders of shares of 13% Preferred Stock as if such shares had been issued pursuant to this Agreement, including without limitation the provisions of Article 4 hereof. Nothing contained in this Agreement shall be construed to give any person other than the Company and the Investors, their successors and assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

PACKAGED ICE, INC.


By:
   ------------------------------
Name:
Title:



                        (INVESTOR SIGNATURE PAGES FOLLOW)

INVESTOR:

ARES LEVERAGED INVESTMENT FUND, L.P.

         By:      ARES MANAGEMENT, L.P.,
                  its General Partner

         By:
                  -------------------------------
                  Name:
                  Title:

INVESTOR:

S.V. CAPITAL PARTNERS, L.P.

         By:      S.V. Capital Management, Inc.
                  its General Partner


         By:
                  ---------------------------------
                  Name:
                  Title:

EXHIBIT A                  Warrants
EXHIBIT B                  Registration Rights Agreement
EXHIBIT C                  Registration Rights Agreement
EXHIBIT D                  Certificate of Resolution
EXHIBIT E                  Opinion of Akin, Gump
EXHIBIT F                  Consenting Shareholders (attached)
EXHIBIT G                  Parallel Exit Agreement

                                                                       EXHIBIT E

===================================================================================================
   CONSENTING SHAREHOLDERS'                                     SHAREHOLDING
     NAMES AND ADDRESSES
---------------------------------------------------------------------------------------------------
Norwest Equity Partners V,                            378,000 shares of Common Stock
a Minnesota Limited Partnership                       405,000 shares of Series A Preferred Stock
2800 Piper Jaffray Tower                               37,449 shares of Series B Preferred Stock
222 South Ninth St.
Minneapolis, MN  55402-3388
---------------------------------------------------------------------------------------------------

Food Fund II Limited Partnership                       42,000 shares of Common Stock
5720 Smetana Drive, Suite 300                          45,000 shares of Series A Preferred Stock
Minnetonka, MN 55343                                    4,161 shares of Series B Preferred Stock
---------------------------------------------------------------------------------------------------

Steven Rosenberg                                      355,202 shares of Common Stock
c/o Nutricept, Inc.                                    83,221 shares of Series B Preferred Stock
11220 Grader Street, Suite 100
Dallas, TX  75248
---------------------------------------------------------------------------------------------------

Erica Jesselson, Lucy Lang, Claire                    50,000 shares of Common Stock
Strauss, Michael G. Jesselson,
Benjamin J. Jesselson Trustees
UID 12/18/80 FBO Michael G.
Jesselson
1301 Avenue of the Americas
Suite 4101
New York, NY  10019
---------------------------------------------------------------------------------------------------

Erica Jesselson, Lucy Lang, Claire                    50,000 shares of Common Stock
Strauss, Michael G. Jesselson,
Benjamin J. Jesselson Trustees
UID 12/18/80 FBO Grandchildren
1301 Avenue of the Americas
Suite 4101
New York, NY  10019
---------------------------------------------------------------------------------------------------

J. Brad Fillmore                                      10,000 shares of Common Stock
ABS Plaza
16855 Northchase Drive
Houston, TX  77060-6008
---------------------------------------------------------------------------------------------------

Lancer Corporation                                    63,705 shares of Common Stock
235 W. Turbo
San Antonio, TX  78216
---------------------------------------------------------------------------------------------------

====================================================================================
   CONSENTING SHAREHOLDERS'                                     SHAREHOLDING
     NAMES AND ADDRESSES
------------------------------------------------------------------------------------
Southwest Texas Equipment
  Distributors, Inc.
Attention: Jack Lewis III, President
1120 E. Durango                                       25,000 shares of Common Stock
San Antonio, TX  78210
------------------------------------------------------------------------------------

Jeff Hinson                                           5,000 shares of Common Stock
Heftel Broadcasting Corp.
100 Crescent Court, Suite 1777
Dallas, TX  75201
------------------------------------------------------------------------------------

Alexander Cunningham Lasater                          5,000 shares of Common Stock
Grupo Commercial Santa Fe
Diego de Almagro # 105 Pte.
Col. Mirasierra
San Pedro Garza Garcia,
N.L. C.P.  66240
====================================================================================

                                   Schedule I
                              SCHEDULE OF INVESTORS


-------------------------------------------------------------------------------
                                         Number of Shares of    Percentage of
                                         13% Preferred Stock   Warrants to be
Investor                                     to be Purchased        Purchased
-------------------------------------------------------------------------------
Ares Leveraged Investment Fund, L.P.                 325,000           81.25%
-------------------------------------------------------------------------------

S.V. Capital Partners, L.P.                           75,000           18.75%
-------------------------------------------------------------------------------


     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

PACKAGE ICE, INC.



By: /s/ JAMES F. STUART
   ------------------------------------
Name:   James F. Stuart
Title:  C.E.O.



                       (INVESTOR SIGNATURE PAGES FOLLOW)








[Securities Purchase Agreement]

INVESTOR:

ARES LEVERAGED INVESTMENT FUND, L.P.

         By:      ARES MANAGEMENT, L.P.,
                  its General Partner

         By:       /s/ DAVID A. SACHS
                  -------------------------------
                  Name:
                  Title:






[Securities Purchase Agreement]

INVESTOR:

S.V. CAPITAL PARTNERS, L.P.

         By:      S.V. Capital Management, Inc.
                  its General Partner


         By:      /s/ R.J. SANDS
                  ---------------------------------
                  Name: R.J. Sands
                  Title: Managing Director



[Securities Purchase Agreement]

                                   APPENDIX A
                              ALLOCATION SCHEDULE

          The Purchase Price is allocated between the Preferred Stock and the Warrants as follows:



          400,000 shares of 13% Preferred Stock        $35,121,240

          Warrants to purchase 975,752 Stock Units     $ 4,878,760